Exhibit (a)(5)(F)

August 15, 2006
Mirant Asia-Pacific Limited Completes $700 Million Financing
ATLANTA — Mirant Corporation (NYSE: MIR) today announced the funding of its previously announced $700 million Asia-Pacific Term Loan Facility. Mirant Asia-Pacific Limited and its subsidiaries operate the Company’s Philippines business. A portion of these funds, together with other funds from the Philippines business, are being distributed to Mirant Corporation, and will be used as part of the consideration to be paid in Mirant’s modified “Dutch auction” self-tender offer announced on July 11, 2006.
Mirant is a competitive energy company that produces and sells electricity in the United States, the Caribbean, and the Philippines. Mirant owns or leases approximately 17,310 megawatts of electric generating capacity globally. The company operates an asset management and energy marketing organization from its headquarters in Atlanta. For more information, please visit www.mirant.com.
Cautionary Language Involving Forward-Looking Statements
Some of the statements included herein involve forward-looking information. Mirant cautions that these statements involve known and unknown risks and that there can be no assurance that such results will occur. There are various important factors that could cause actual results to differ materially from those indicated in the forward-looking statements, such as, but not limited to, the ability of Mirant’s subsidiaries to distribute funds to Mirant, Mirant’s ability to complete the self-tender offer and other factors discussed in Mirant’s Form 10-K for the year ended December 31, 2005, and its Form 10-Q for the quarter ended June 30, 2006. Mirant undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
This release is for information purposes only and does not constitute an offer to buy or the solicitation of an offer to sell shares of the Company’s common stock. The Offer is being made only pursuant to the Offer to Purchase and the related materials dated July 12, 2006, as amended and supplemented from time to time. Stockholders should read the Offer to Purchase and the related materials carefully because they contain important information. Stockholders may obtain a free copy of the tender offer statement on Schedule TO, the Offer to Purchase and other documents filed with the Securities and Exchange Commission at the Commission’s website at www.sec.gov. Stockholders also may obtain a copy of these documents, without charge, from the information agent, Innisfree M&A Incorporated, by calling toll-free: 877-750-5836.